TIREX CANADA R & D INC.


                              CONSULTING AGREEMENT


         CONSULTING AGREEMENT, made this 28th day of January, 2000, to be effective July 28th, 1999 (the "Effective Date") between Tirex Canada R & D Inc. (the "Corporation"), and Michel Massicotte, 9230 rue Yvette-Naubert, Anjou, Quebec H1K 5A3 (the "Consultant").

         WHEREAS, since the Effective Date, the Consultant has been providing to the Corporation, on the terms set forth herein, the consulting services described in Section 2, of this Agreement;

         WHEREAS, the Corporation wishes to assure itself of the continued services of the Consultant for the period provided in this Agreement, and the Consultant is willing to provide his services to the Corporation for the said period under the terms and conditions hereinafter provided.

         NOW, THEREFORE, WITNESSETH, that for and in consideration of the premises and of the mutual promises and covenants herein contained, the parties hereto agree as follows:


1.  EMPLOYMENT

         The Corporation agrees to and does hereby engage the Consultant, and the Consultant agrees to and does hereby accept engagement by the Corporation as a consultant in connection with the operation of certain aspects of the business and affairs of the Corporation, for the one-year period which commenced as of the Effective Date and will end on July 27th, 2000. The period during which Consultant has, and will continue to, serve in such capacity shall be deemed the "Engagement Period" and shall hereinafter be referred to as such.


2.  CONSULTING SERVICES

         The services which the Consultant has rendered since the Effective Date have included, and will, during the balance of the Engagement Period, include, the rendering of advice, opinions, "hands-on" assistance, and, in some cases, effectuation of, that of a Professional Financial Consultant.

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         All such services are to be performed only upon the authorization from
President of the Corporation. The Consultant shall have the sole discretion as to the form, manner and place in which the said consulting services shall be rendered. The Consultant shall, by this agreement, be prevented and barred from rendering services of the same or similar nature, as herein described, or services of any nature whatsoever, for or in behalf of persons, in the same business of the Corporation, firms or corporations other than the Corporation which are in competition with the Corporation.


3.  COMPENSATION

         3.1 As compensation for all consulting services rendered by the Consultant during the Engagement Period pursuant to this Agreement, the Corporation shall pay the Consultant a sum of CDN $ 32.50 per hour. From time to time, by mutual agreement the Corporation shall issue to the Consultant shares in lieu of cash.


4.  SECRETS

         Consultant agrees that any trade secrets or any other like information of value relating to the business and/or field of interest of the Corporation or any of its affiliates, or of any corporation or other legal entity in which the Corporation or any of its affiliates has an ownership interest of more than twenty-five per cent (25%), including but not limited to, information relating to inventions, disclosures, processes, systems, methods, formulae, patents, patent applications, machinery, materials, research activities and plans, costs of production, contract forms, prices, volume of sales, promotional methods, list of names or classes of customers, which he has heretofore acquired during his engagement by the Corporation or any of its affiliates or which he may hereafter acquire during the Engagement Period and the three-year period beginning after termination of the Engagement Period as the result of any disclosures to him, or in any other way, shall be regarded as held by the Consultant and his personnel, if any, in a fiduciary capacity solely for the benefit of the Corporation, its successors or assigns, and shall not at any time, either during the term of this Agreement or thereafter, be disclosed, divulged, furnished, or made accessible by the Consultant and his personnel, if any, to anyone, or be otherwise used by them, except in the regular course of business of the Corporation or its affiliates. Information shall for the purposes of this Agreement be considered to be secret if not known by the trade generally, even though such information may have been disclosed to one or more third parties pursuant to distribution agreements, joint venture agreements and other agreements entered into by the Corporation or any of its affiliates.

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6.  ASSIGNMENT

         This Agreement may be assigned by the Corporation as part of the sale of substantially all of its business; provided, however, that the purchaser shall expressly assume all obligations of the Corporation under this Agreement. Further, this Agreement may be assigned by the Corporation to an affiliate, provided that any such affiliate shall expressly assume all obligations of the Corporation under this Agreement, and provided further that the Corporation shall then fully guarantee the performance of the Agreement by such affiliate. Consultant agrees that if this Agreement is so assigned, all the terms and conditions of this Agreement shall obtain between such assignee and himself with the same force and effect as if said Agreement had been made with such assignee in the first instance. This Agreement is personal to the Consultant and shall not be assigned without written consent of the Corporation.


7.  ENTIRE UNDERSTANDING

         This Consulting Agreement contains the entire understanding between the parties and supersedes all prior and collateral communications, reports, agreements, and understandings between the parties. No change, modification, alteration, or addition to any provision hereof shall be binding unless in writing and signed by authorized representatives of both parties. This Consulting Agreement shall apply in lieu of and notwithstanding any specific statement associated with any particular information or data exchanged, and the duties of the parties shall be determined exclusively by the aforementioned terms and conditions.


8.  SURVIVAL OF CERTAIN AGREEMENTS

         The covenants and agreements set forth in Articles 4 and 5, hereof and, to the extent applicable, the covenants and agreements set forth in Article 3 hereof, shall survive the expiration of the Engagement Period and shall survive termination of this Agreement and remain in full force and effect.


9.  NOTICES

         9.1 All notices required or permitted to be given hereunder shall be delivered by hand, certified mail, or recognized overnight courier, in all cases with written proof of receipt required, addressed to the parties as set forth below and shall be deemed given upon receipt as evidenced by written and dated receipt of the receiving party.

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         9.2  Any notice to the Corporation or to any assignee of the
Corporation shall be addressed as follows:

                                    The Tirex Corporation
                                    3828 St. Patrick Street
                                    Montreal, Quebec
                                    Canada  H4E 1A4




         9.3  Any notice to Consultant shall be addressed as follows:

                                    Michel Massicotte
                                    9230 rue Yvette-Naubert
                                    Anjou, Quebec
                                    H1K 5A3

         9.4 Either party may change the address to which notice to it is to be addressed, by notice as provided herein.


10.      APPLICABLE LAW

         This Agreement shall be interpreted and enforced in accordance with the laws of Canada.


11.  INTERPRETATION

         Whenever possible, each Article of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any
Article is unenforceable or invalid under such law, such Article shall be ineffective only to the extent of such unenforceability or invalidity, and the remainder of such Article and the balance of this Agreement shall in such event continue to be binding and in full force and effect.


12.  PRIOR AGREEMENTS

         This Agreement supersedes and cancels any and all prior agreements, whether written or oral, between the parties.

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         IN WITNESS WHEREOF, the parties hereto have executed the above
Agreement as of the day and year first above written.

                                  THE TIREX CORPORATION



                                  By:  /s/ John L. Threshie, Jr.
                                       -----------------------------------------
                                           John L. Threshie Jr., President / CEO



                                  By:  /s/ Michel Massicotte
                                       -----------------------------------------
                                           Michel Massicotte, CGA, Consultant

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